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                                                                      EXHIBIT 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Vantive Corporation Amended and Restated 1991 Stock Option Plan, the Vantive Corporation 1995 Outside Directors Stock Option Plan, the Vantive Corporation 1997 Nonstatutory Stock Option Plan and the individual option agreements granted under the Innovative Computer Concepts, Inc. 1995 Stock Incentive Plan assumed by The Vantive Corporation of PeopleSoft Inc., of our report dated January 26, 1999 with respect to the consolidated financial statements of PeopleSoft, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.


Walnut Creek, California                        By: /s/ Ernst & Young LLP
February 3, 2000                                    -----------------------